Exhibit 99.1

TradeUP Global Corporation Announces Shareholder Approval of Business Combination with SAITECH Limited

TradeUP Global Corporation Shareholders Approve the Proposed Business Combination with SAITECH Limited and the Parties plan to Close as soon as practicable

Following the Closing of the Business Combination, the Renamed Company is expected to Continue Trading on

The Nasdaq Stock Market Under “SAI” and “SAIW”

NEW YORK, NY– April 22, 2022 – TradeUP Global Corporation (“TradeUP Global” or “TUGC”) (NASDAQ: TUGC, TUGCU, TUGCW), a publicly-traded special purpose acquisition company, announced today that its shareholders voted to approve the previously announced business combination (the “Business Combination”) with SAITECH Limited (“SAITECH” or “SAI”) , an energy-saving bitcoin mining operator and a clean-tech company that integrates bitcoin mining, heating and power industries, and all other proposals presented at TradeUP Global’s Extraordinary General Meeting held on April 22, 2022.

TradeUP Global plans to file the results of the meeting, as tabulated by an independent inspector of elections, on a Form 8-K with the Securities and Exchange Commission (the “SEC”) today.

SAITECH and TradeUP Global plan to close the Business Combination as soon as practicable, subject to the satisfaction or waiver of customary closing conditions. One business day following the closing of the Business Combination, TradeUP Global’s Class A ordinary shares and warrants are expected to trade on The Nasdaq Stock Market LLC under the new ticker symbols “SAI” and “SAIW” respectively.

Arthur Lee, SAI Founder and CEO, commented, “We are very excited to have achieved this milestone which will officially lead SAI to becoming a public company on the Nasdaq Stock Market. For the past two years, many crypto mining companies have become public. Essentially, these crypto mining companies are fast-growing High-Performance Computing (HPC) datacenter operators, and they have a strong incentive to adopt clean power and more efficient liquid cooling solutions. SAI joins the industry with its unique liquid cooling expertise and unparalleled waste heat recovery capabilities for large-scale heating applications. We will focus on promoting our innovation globally to lay out a more sustainable infrastructure across bitcoin mining, power and heating industries.”

About SAITECH

SAITECH is an energy saving bitcoin mining operator and a clean-tech company headquartered in Singapore that integrates the bitcoin mining, power and heating industries. SAITECH uses a proprietary liquid cooling and waste heat recovery technology for digital asset mining machines that enables utilization of waste heat to provide recycled energy heating for potential customers while achieving lower mining operating costs. SAITECH strives to become the most cost-efficient digital assets mining operation company globally while simultaneously promoting the clean transition of the bitcoin mining, power and heating industries.

About TradeUP Global Corporation

TradeUP Global Corporation, is a Cayman Islands exempted company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. For more information, please click here.

About the Business Combination

As of the closing of the Business Combination, SAITECH and TradeUP Global will combine, with TradeUP Global being renamed “SAI.TECH Global Corporation” and its Class A ordinary shares continuing to be listed on The Nasdaq Stock Market under the new ticker symbol “SAI”.

Forward-Looking Statements

This Press Release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. TradeUP Global’s and SAITECH’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, TradeUP Global’s and SAITECH’s expectations with respect to future performance and anticipated financial impacts of the business combination, the satisfaction of the closing conditions to the business combination and the timing of the closing. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside TradeUP Global’s and SAITECH’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against TradeUP Global and SAITECH following the announcement of the business combination agreement and the transactions contemplated therein; (2) the inability to complete the business combination, including due to failure to obtain approval of the shareholders of TradeUP Global, approvals or other determinations from certain regulatory authorities, or other conditions to closing in the business combination agreement; (3) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement or could otherwise cause the transactions contemplated therein to fail to close; (4) the risk that the business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; (5) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of the combined company to grow and manage growth profitably and retain its key employees; (6) costs related to the business combination; (7) changes in applicable laws or regulations; (8) the possibility that SAITECH or the combined company may be adversely affected by other economic, business, and/or competitive factors; (10) the impact of COVID-19 on SAITECH’s business and/or the ability of the parties to complete the business combination; and (11) other risks and uncertainties indicated from time to time in the definitive proxy statement/prospectus relating to the business combination, including those under “Risk Factors” in the definitive proxy statement/prospectus, and in TradeUP Global’s other filings with the SEC. TradeUP Global cautions that the foregoing list of factors is not exclusive. TradeUP Global cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. TradeUP Global does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.